Exhibit 5.1

CONSENT OF INDEPENDENT CHARTERED PROFESSIONAL ACCOUNTANTS

We have issued our report dated March 30, 2020, with respect to the consolidated financial statements of Neovasc Inc. contained in this Registration Statement on Form F-10. We consent to the incorporation by reference of the aforementioned report in the Registration Statement and to the reference to our firm under the headings “Documents Filed as Part of the Registration Statement,” “Auditors, Transfer Agent and Registrar” and “Exhibits” in the prospectus forming part of the Registration Statement.

Chartered Professional Accountants

Vancouver, Canada

December 14, 2020

Audit • Tax • Advisory
Grant Thornton LLP. A Canadian Member of Grant Thornton International Ltd